Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	IMMEDIATELY February 24, 2016

Deltic Announces Preliminary Fourth Quarter and Year of 2015 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that the Company reported a loss of $.1 million for the fourth quarter of 2015, compared to net income of $3.5 million for the same period of 2014. The decrease from the prior-year fourth quarter was primarily due to reduced operating income for the Company’s Manufacturing segment as a result of weak markets for wood products. For the year of 2015, net income was $2.7 million, $.21 per share, compared to $ 19.7 million, $1.56 per share, for the year ended December 31, 2014. Net cash provided by operating activities was $6.1 million for the fourth quarter of 2015, compared to $6.4 million for the same period a year ago; while it was $29.7 million for the year of 2015, compared to $31.5 million for the year of 2014.

Commenting on the results, Mr. Dillon stated, “Deltic’s assets produced essentially breakeven results for the fourth quarter despite an extremely difficult operating environment for wood products manufacturers during 2015. While the number of housing starts in the United States was slightly higher than in the previous year, strengthening of the dollar and a slowing Chinese economy led to decreased exports of both timber and lumber to Asian markets from West Coast producers, causing more of the lumber produced in the U.S. to remain here. The resulting lumber oversupply condition was exacerbated as lumber producers ramped up production during 2015 in anticipation of a stronger recovery in the housing market than the actual modest increase in single family home starts generated. In addition, a portion of Canadian lumber production that had been going to China was diverted to the U.S. with the expiration of the Softwood Lumber Agreement in October.

“Therefore, we focused our efforts during the year on the areas of our operations where we could create the most shareholder value in this environment. In 2015, Deltic (1) increased the harvest of pine sawtimber from its land holdings by some 21.3 percent, benefitting, as planned, from recent timberland acquisitions; (2) harvested 394,165 tons of pine pulpwood, performing critical forest maintenance to help ensure we achieve desired sawtimber growth rates; (3) invested in projects in our manufacturing facilities, increasing the sawmills’ hourly lumber production rate, improving critical operating metrics in our medium density fiberboard plant, and improving efficiencies in all of our facilities; and (4) developed and offered for sale 105 new residential lots in two of our real estate developments, resulting in the sale of 100 lots for the year. We also allocated $15.2 million of capital to our approved share repurchase program during 2015, buying back 2 percent of the shares outstanding and effectively increasing the number of timberland acres owned per share for our current shareholders.

The Woodlands segment reported operating income of $4.2 million for the fourth quarter of 2015, compared to $3.5 million for the same period a year ago. The pine sawtimber harvest for the fourth quarter of 2015 was 155,027 tons, a 75 percent increase when compared to the 88,392 tons harvested in the prior-year period. In 2015’s fourth quarter, the average pine sawtimber sales price was $27 per ton, compared to an average price of $26 per ton for the same period a year ago. The increase in the harvest of pine sawtimber was due to timing and to planned increased annual harvest for 2015 as a result of recent timberland acquisitions. In the fourth quarter of 2015, the Company also harvested 90,128 tons of pine pulpwood, a 27 percent increase when compared to 70,963 tons harvested in 2014’s fourth quarter. The increase in the pine pulpwood harvest was due to a combination of the increase in timberland acres owned and the mix of timber inventory growing on the tracts that were harvested in the respective periods. The average per-ton sales price for the pine pulpwood harvested in the fourth quarter of both 2014 and 2015 was $9 per ton. Oil and gas revenues, consisting of lease rentals and net royalties, were $.6 million for the fourth quarter of 2015 versus $1.5 million in 2014’s fourth quarter. The decrease was due to a lower average sales price for natural gas; a lower volume of natural gas produced; and a decrease in oil and gas lease rental income, as the amortization period for previously received lease rental payments expired with the acreage becoming held by production. There were 703 acres of non-strategic timberland sold in the fourth quarter of 2015 at an average sales price of $1,500 per acre, versus no sales of timberland in 2014’s fourth quarter.

The Company’s Manufacturing segment reported an operating loss of $.6 million for the fourth quarter of 2015, compared to operating income of $5.4 million for the same period of 2014. The decrease was primarily due to a decreased sales volume and a lower average sales price for both lumber and MDF, primarily as a result of weak market conditions. The Company sold 67.5 million board feet of lumber in 2015’s fourth quarter compared to 68.9 million board feet of lumber sold in the same quarter of 2014. The average lumber sales price for the fourth quarter of 2015 was $307 per thousand board feet, a $57 per thousand board feet, or 16 percent, lower price when compared to the average sales price of $364 per thousand board feet for lumber sold during the fourth quarter of 2014. The MDF sales volume in the fourth quarter of 2015 was 22.4 million square feet, a 12 percent decrease from the 25.3 million square feet sold during the fourth quarter of 2014. The average sales price for MDF sold during the fourth quarter of 2015 of $547 per thousand square feet was $33 per thousand square feet lower than the $580 per thousand square feet reported in the fourth quarter of 2014. Unplanned downtime resulting from operational issues at Deltic’s MDF plant also negatively impacted the Manufacturing segment’s financial results for the quarter. The Company will continue to monitor changes in both lumber and MDF markets and manage the operating hours at all of its facilities in order to match production with market demand.

The Company’s Real Estate segment reported operating income of $1.7 million in the fourth quarter of 2015, compared to an operating income of $1 million for the same period of 2014. Residential lot sales in 2015’s fourth quarter totaled 52 lots, compared to 53 residential lots sold in 2014’s fourth quarter. The average per-lot sales price in the fourth quarter of 2015 was $101,700, compared to $76,800 per lot for 2014’s fourth quarter, due to mix of lots sold. The Company had no commercial real estate acreage sales in the fourth quarter of either 2015 or 2014.

Corporate expense was $3.9 million for the fourth quarter of 2015, compared to $3.1 million for the same period of 2014, as a result of increased general and administrative expenses due to timing. For the year of 2015, Corporate expense was $17.3 million, compared to $17.4 million for 2014. During the fourth quarter of 2015, interest expense was $2.3 million compared to $1.6 million in 2014’s fourth quarter, while interest expense increased $2.1 million in 2015 to $7.5 million. The increases were due to increased borrowings and a higher weighted-average interest rate for the Company’s outstanding debt. Deltic recorded an income tax benefit of $.5 million for 2015’s fourth quarter, due to the level of pretax income for the period combined with a benefit from permanent tax differences, compared to expense of $2 million for 2014’s fourth quarter. Income tax expense for 2015 was $1.1 million, compared to $9.6 million for 2014, primarily due to lower pretax income.

Capital expenditures were $12.7 million in 2015’s fourth quarter and $37.8 million for the year of 2015. Capital expenditures for the corresponding periods of 2014 were $7.7 million and $20.3 million, respectively. Timberland acquisition expenditures were $.3 million in the fourth quarter of 2015 and $.9 million for the year of 2015. For the corresponding periods of 2014, there were no timberland acquisition expenditures and $118.2 million, respectively.

For the year of 2015, the pine sawtimber harvest level was 755,417 tons compared to 622,607 tons harvested in 2014, while the average pine sawtimber sales price increased 12.5 percent, to $27 per ton for 2015. The year-over-year increase in harvest volume was primarily due to the increase in timberland acreage owned. The pine pulpwood harvest volume was 394,165 tons in 2015, compared to 391,434 tons in 2014, with a $1 per ton increase in the average sales price, to $9 per ton. Sales of non-strategic timberland for the year of 2015 totaled 763 acres with an average sales price of $1,500 per acre, while in 2014, the Company sold 472 acres at a per-acre sales price of $2,300. Oil and gas lease rental and net royalty income totaled $3.4 million in 2015, compared to $5.9 million in 2014. Lumber sales volume decreased 6.7 million board feet, from 268.5 million board feet in 2014 to 261.8 million board feet in 2015, as Deltic adjusted sawmill operating hours to meet the market demand for lumber. The average lumber sales price was $332 per thousand board feet in 2015, compared to $383 per thousand board feet in 2014. The MDF sales volume decreased 17.1 million square feet, or 15 percent, from 111.9 million square feet in 2014 to 94.8 million square feet in 2015, as 2015 production was impacted by a fire in the press area of the Company’s MDF plant. The average sales price for MDF was $561 per thousand square feet in 2015 compared to $581 per thousand square feet in 2014. Residential lot sales for the year of 2015 totaled 100 lots at an average sales price of $83,500 per lot, compared to 98 lots at $84,200 per lot for 2014. The Company had no commercial acreage sales during 2015 while there was a sale of 1.72 acres of commercial real estate for $500,900 per acre during 2014.

Regarding the outlook for the first quarter and year of 2016, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 215,000 to 240,000 tons and 715,000 to 765,000 tons, respectively, depending on weather conditions in Deltic’s operating area. Finished lumber sales are estimated to be 60 to 70 million board feet for the first quarter of 2016 and 265 to 285 million board feet for the year of 2016. MDF sales volumes for the first quarter and year of 2016 are forecasted to be 25 to

35 million square feet and 110 to 130 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 2 to 5 lots and 90 to 120 lots for the first quarter and year of 2016, respectively. Commercial acreage within Chenal Valley continues to receive interest, but due to the volatile nature of commercial real estate transactions and significant number of factors involved, it is difficult to anticipate future closings.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 25, 2016, at 10:00 a.m. Central Time to discuss fourth quarter 2015 earnings. Interested parties may participate in the call by dialing 1-866-953-6860 and referencing participant passcode identification number 84965159. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, March 3, 2016, by dialing 1-888-286-8010 and referencing replay passcode identification number 39077885.

Summary financial data and operating statistics for the fourth quarter of 2015 and twelve months ended December 31, 2015 with comparisons to 2014 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	December 31, 2015		December 31, 2014
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$9.0	4.2	7.0	3.5
Manufacturing	38.0	(0.6)	44.5	5.4
Real Estate	7.1	1.7	6.0	1.0
Corporate	—	(3.9)	—	(3.1)
Eliminations	(4.4)	0.1	(2.4)	0.3

Total net sales/operating income	$49.7	1.5	55.1	7.1

	Twelve Months Ended		Twelve Months Ended
	December 31, 2015		December 31, 2014
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$38.8	20.1	37.0	19.1
Manufacturing	160.7	8.4	189.6	31.5
Real Estate	15.3	0.4	16.3	1.1
Corporate	—	(17.3)	—	(17.4)
Eliminations	(20.9)	(0.6)	(15.5)	0.1

Total net sales/operating income	$193.9	11.0	227.4	34.4

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$49,641	55,070	193,851	227,355

Costs and expenses
Cost of sales	38,591	40,461	144,489	156,135
Depreciation, amortization, and cost of fee timber harvested	5,301	4,162	21,096	18,342
General and administrative expenses	4,214	3,374	18,468	18,482

Total costs and expenses	48,106	47,997	184,053	192,959
Gain on involuntary conversion of assets	—	—	704	—
Other income—business interruption claim	—	—	516	—

Operating income	1,535	7,073	11,018	34,396
Interest income	1	2	4	5
Interest and other debt expense, net of capitalized interest	(2,325)	(1,614)	(7,526)	(5,430)
Other income	149	3	258	284

Income/(loss) before income taxes	(640)	5,464	3,754	29,255
Income tax benefit/(expense)	512	(1,985)	(1,100)	(9,593)

Net income/(loss)	$(128)	3,479	2,654	19,662

Earnings/(loss) per common share
Basic	$(0.01)	0.28	0.21	1.56
Assuming dilution	$(0.01)	0.28	0.21	1.55
Dividends per common share declared	$—	—	0.40	0.40
Dividends per common share paid	$0.10	0.10	0.40	0.40
Weighted average common shares outstanding (thousands)
Basic	12,268	12,440	12,407	12,497
Assuming dilution	12,322	12,498	12,467	12,553

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Dec. 31,	Dec. 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$5,429	2,761
Trade accounts receivable, net of allowance	6,995	9,087
Inventories	11,917	11,494
Prepaid expenses and other current assets	6,392	5,897

Total current assets	30,733	29,239
Investment in real estate held for development and sale	58,418	56,139
Timber and timberlands—net	361,856	364,410
Property, plant, and equipment—net	85,495	74,164
Deferred charges and other assets	2,665	3,180

Total assets	$539,167	527,132

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$8,837	6,814
Current maturities of long-term debt	39,917	—
Accrued taxes other than income taxes	2,118	2,149
Deferred revenues and other accrued liabilities	7,607	7,223

Total current liabilities	58,479	16,186
Long-term debt	183,836	202,863
Deferred tax liabilities—net	525	1,102
Other noncurrent liabilities	42,359	39,340
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	87,822	86,575
Retained earnings	201,959	204,327
Treasury stock	(24,347)	(11,978)
Accumulated other comprehensive loss	(11,594)	(11,411)

Total stockholders’ equity	253,968	267,641

Total liabilities and stockholders’ equity	$539,167	527,132

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Twelve Months Ended
	December 31,
	2015	2014
Operating activities
Net income	$2,654	19,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	21,096	18,342
Stock-based compensation expense	3,324	3,238
Deferred income taxes	(918)	(1,253)
Real estate development capital expenditures	(7,424)	(3,625)
Real estate costs recovered upon sale	4,646	4,972
Timberland costs recovered upon sale	486	174
Net increase in liabilities for pension and other postretirement benefits	3,794	1,251
(Increase)/decrease in operating working capital other than cash and cash equivalents	2,907	(9,174)
Other—changes in assets and liabilities	(904)	(2,060)

Net cash provided by operating activities	29,661	31,527

Investing activities
Capital expenditures requiring cash, excluding real estate development	(28,385)	(15,969)
Timberland acquisition expenditures requiring cash	(824)	(118,203)
Net change in purchased stumpage inventory	(817)	768
Proceeds from involuntary conversion	1,590	—
Net change in funds held by trustee	(1)	—
Other—net	555	1,105

Net cash required by investing activities	(27,882)	(132,299)

Financing activities
Proceeds from borrowings	129,000	120,000
Repayments of notes payable and long-term debt	(108,000)	(7,000)
Treasury stock purchases	(15,266)	(7,866)
Common stock dividends paid	(5,022)	(5,055)
Proceeds from stock option exercises	1,198	253
Excess tax benefits from stock-based compensation expense	36	160
Other—net	(1,057)	(1,333)

Net cash provided by financing activities	889	99,159

Net increase/(decrease) in cash and cash equivalents	2,668	(1,613)
Cash and cash equivalents at January 1	2,761	4,374

Cash and cash equivalents at December 31	$5,429	2,761

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Thousands of dollars)	2015	2014	2015	2014
Capital expenditures
Woodlands	$580	899	3,667	4,038
Manufacturing	7,909	4,275	24,363	12,311
Real Estate (includes development expenditures)	2,711	2,576	8,071	3,934
Corporate	1,548	9	1,704	49

Total capital expenditures	$12,748	7,759	37,805	20,332

Timberland acquisition expenditures	$244	47	863	118,203

Woodlands
Pine sawtimber harvested from fee lands—tons	155,027	88,392	755,417	622,607
Pine sawtimber price—per ton	$27	26	27	24
Pine pulpwood harvested from fee lands—tons	90,128	70,963	394,165	391,434
Pine pulpwood price—per ton	$9	9	9	8
Timberland sales—acres	703	—	763	472
Timberland sales price—per acre	$1,500	—	1,500	2,300
Manufacturing
Finished lumber sales—thousands of board feet	67,463	68,904	261,813	268,462
Finished lumber price—per thousand board feet	$307	364	332	383
Finished MDF sales—(3/4 inch basis) thousands of square feet	22,378	25,314	94,819	111,945
Finished MDF price—(3/4 inch basis) per thousand square feet	$547	580	561	581
Real Estate
Residential
Lots sold	52	53	100	98
Average sales price—per lot	$101,700	76,800	83,500	84,200
Commercial
Acres sold	—	—	—	1.72
Average sales price—per acre	$—	—	—	500,900